EXHIBIT 99.2

NEWS RELEASE

One Tellabs Center	FOR IMMEDIATE RELEASE
1415 West Diehl Road	January 24, 2005
Naperville, Illinois 60563 U.S.A.
Tel: +1.630.798.8800
Fax: +1.630.798.2000	MEDIA CONTACT:
www.tellabs.com	Ariana Nikitas
+1.630.798.2532
ariana.nikitas@tellabs.com

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Tellabs to hold 2005 Annual Meeting of Stockholders on April 21

Naperville, Ill. — Tellabs will hold its 2005 Annual Meeting of Stockholders on April 21, 2005, in Woodridge, Ill., at 2 p.m. Central time. Directors up for re-election include Stephanie Pace Marshall and William F. Souders. Frank Ianna, former director of AFC and retired AT&T executive, will stand for election to the Tellabs board.

Tellabs also announced that current director Mellody Hobson has decided not to stand for re-election due to increasing travel commitments. The nominating governance committee of the Tellabs board of directors is conducting a search for a potential replacement.

Stockholders of record at close of business on Feb. 22, 2005, will be eligible to vote at the annual meeting or by proxy.

Tellabs (NASDAQ: TLAB) delivers technology that transforms the way the world communicates™. Tellabs experts design, develop, deploy and support wireless and wireline network solutions. The company’s comprehensive broadband portfolio enables carriers in more than 100 countries to succeed in the new competitive environment. Tellabs is part of the NASDAQ-100 Index. www.tellabs.com.

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Tellabs®, ®and Technology that Transforms the Way the World Communicates™ are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.